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                              [CLAIMSNET.COM LOGO]

                                                                    Exhibit 10.2

              Affiliate and Partner Services and License Agreement


This Affiliate and Partner Services and License Agreement (this "Agreement"), dated September __, 2002, is made and entered into by and between CLAIMSNET.COM INC. ("Claimsnet"), a Delaware corporation, and PROXYMED, INC. ("ProxyMed"), a Florida corporation.

                              W I T N E S S E T H:

WHEREAS, ProxyMed is in the business of supplying financial, administrative and other related transaction services to the health care industry (the "ProxyMed Services"); and

WHEREAS, Claimsnet provides claims submission systems and other related services, including but not limited to web site development and payer specific editing and formatting (the "Claimsnet Services") over the Internet; and

WHEREAS, ProxyMed and Claimsnet have agreed to supersede and replace that certain Affiliate and Partner Services Agreement dated September 11, 2000; and

WHEREAS, ProxyMed and Claimsnet have agreed that Claimsnet will provide certain Claimsnet Services to ProxyMed, ProxyMed's affiliated payers and partners (collectively, the "Partners") and ProxyMed's affiliated providers (the "End-Users"), as requested by ProxyMed;

WHEREAS, ProxyMed and Claimsnet have agreed that ProxyMed will provide certain ProxyMed Services to Claimsnet, as requested by Claimsnet; and

WHEREAS, ProxyMed and Claimsnet have agreed that Claimsnet will grant ProxyMed a limited license to its proprietary software;

NOW THEREFORE, the parties hereby agree:

1. Claimsnet Services.

   a. Claimsnet will modify the registration and member sites currently being used by Transferred Customers (as defined in the Asset Purchase Agreement of even date herewith between Claimsnet and ProxyMed (the "Asset Purchase Agreement")). Claimsnet clients to a private label branded site that removes the Claimsnet branding. Additionally, Claimsnet will modify ProxyMed's existing co-branded registration and member site to remove Claimsnet branding. These new private label applications will include all the existing edits, functionality, and back-end output formats currently offered. The one-time charges set forth on Exhibit A, Section 1(a), shall cover all aspects of this Claimsnet Service.

   b. ProxyMed shall have an option to acquire the right to market co-branded member sites and co-branded registration sites of the Claimsnet Services. If so elected, Claimsnet will create co-branded member sites in addition to co-branded registration sites for ProxyMed and those Partners who elect to utilize the Claimsnet Services. The co-branded member sites will contain the colors determined by ProxyMed and Partner, and will contain the Partner's logo (subject to the Partner's consent), and ProxyMed's logo, and shall be in all other material respects similar to ProxyMed's web site. The charges set forth on Exhibit A, Section 1(b), shall cover all aspects of this Claimsnet Service.

   c. Claimsnet will include direct data entry and online error correction functionality in the ProxyMed and co-branded member sites at the same time as such functionality is available on Claimsnet's own member site, however, in any case the direct data entry product shall be available to ProxyMed no later than June 1st, 2003. The charges set forth on Exhibit A, Section 1(c), shall cover all aspects of this Claimsnet Service.

   d. Claimsnet will provide Internet claims submission application services for registered End Users of ProxyMed. Application functionality includes the application interface and services to submit, review status, and view acknowledgement and error reports; translation and validation processing; payer file formatting and data transfer; and receipt and posting of clearinghouse and payer reports to the End User's specific message center. The charges set forth on Exhibit A, Section 1(d), shall cover all aspects of this Claimsnet Service.
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   e. Each payer for which ProxyMed elects to receive claims electronically by means of the Claimsnet Services will be added to ProxyMed's payer direct table within the Claimsnet system. Claimsnet will create a record that allows matching to ProxyMed's payer data set with the associated ProxyMed payer ID numbers, and configure the Claimsnet system to recognize the payer as valid, utilizing a ProxyMed default edit set currently in use. The charges set forth on Exhibit A,
Section 1(e), shall cover all aspects of this Claimsnet Service. If so requested by ProxyMed, Claimsnet will provide technical service personnel to enter into the system changes to the ProxyMed default edit set or payer-specific edits which will be used to validate the claims data being sent to ProxyMed. ProxyMed will provide any necessary information with regard to the edits which are required. ProxyMed will provide such payer specific edits in a mutually agreed upon format. The charges set forth on Exhibit A, Section 1(j), shall cover all aspects of these Claimsnet Services.

   f. Claimsnet will transmit claims (excluding errored claims) to ProxyMed, in the current ANSI 837 format (or other format as mutually agreed upon by ProxyMed and Claimsnet in writing, and subject to change from time to time by the parties in writing). The ProxyMed EMC provider number assigned to each End User will be associated with claims transmitted to ProxyMed. Claimsnet will transmit the claims file to ProxyMed electronically via the secure transfer method currently in use (as mutually agreed upon by ProxyMed and Claimsnet in writing, and subject to change from time to time by the parties in writing). The charges set forth on Exhibit A, Section 1(f) (or Exhibit A, Section 1(j), in the case of a requested change in format or transfer method), shall cover all aspects of these Claimsnet Services.

   g. Claimsnet will transmit patient statement files in the format received from End Users to ProxyMed electronically via a secure transfer method (as mutually agreed upon by ProxyMed and Claimsnet in writing, and subject to change from time to time by the parties in writing). The charges set forth on Exhibit A, Section 1(g) (or Exhibit A, Section 1(j), in the case of a requested change in transfer method), shall cover all aspects of these Claimsnet Services.

   h. Claimsnet will retrieve electronic remittance advices in ANSI 835 format from ProxyMed via Claimsnet's preferred secure transfer method. Claimsnet will post the electronic remittance advices to the End User's specific message center and will allow the electronic download of the electronic remittance advices by the End User. The charges set forth on Exhibit A, Section 1(h), shall cover all aspects of these Claimsnet Services.

   i. Claimsnet will retrieve ProxyMed electronic reports from ProxyMed via the secure transfer method currently in use (or as mutually agreed upon by ProxyMed and Claimsnet in writing, and subject to change from time to time by the parties in writing) and will post the reports back to the End User's specific message center. The charges set forth on Exhibit A, Section 1(i) (or Exhibit A, Section 1(j), in the case of a requested change in format or transfer method), shall cover all aspects of these Claimsnet Services.

   j. Claimsnet will provide technical service personnel to perform such other tasks as may be requested by ProxyMed and mutually agreed upon by ProxyMed and Claimsnet in writing in order to better serve the End Users. The charges set forth on Exhibit A, Section 1(j), shall cover all aspects of this Claimsnet Service.

   k. Claimsnet will provide to ProxyMed, as required, access to the payers to which Claimsnet has electronic connectivity (i.e., the "Gateway Services") for the processing of claims and patient statements to facilitate an orderly transition of services for the contracts being assigned by Claimsnet to ProxyMed pursuant to the Asset Purchase Agreement. The foregoing not withstanding, in no event shall Claimsnet be required to provide gateway services to ProxyMed for less than Claimsnet's cost to provide such services. The charges set forth on Exhibit A, Section 1(k), shall cover all aspects of this Claimsnet Service.

   l. Claimsnet hereby acknowledges that ProxyMed intends to establish, at its own expense, a "hot-site" at which ProxyMed shall provide the hardware, hosting services and operating system software required to run the "claimsnet.com application" in its own environment (the "Hot-Site"). In addition ProxyMed shall bear all communication expenses needed to access the "claimsnet.com" application on the Colocation Hardware (as defined below) from the Claimsnet facility and all fees for the use of the Colocation Facility.Claimsnet hereby agrees to provide application installation and production system migration services (the "Migration Services") to help ProxyMed establish the Hot-Site. In addition, once the Hot-Site has been activated, Claimsnet agrees to provide remote administration services, as defined herein (the "Remote Services") with respect to the Hot-Site. The Remote Services shall include the following: (i) Installation by Claimsnet personnel of all the "claimsnet.com application" software programs required to run the ProxyMed private label versions of the "claimsnet.com" application onto the ProxyMed hardware (the "Colocation Hardware") located at the Atlanta, GA Bell South colocation facility (the "Colocation Facility"); (ii) Claimsnet administering, operating, supporting and maintaining the "claimsnet.com" application on the Colocation Hardware remotely; and (iii) Claimsnet processing all of the claims submitted by ProxyMed's End-Users (including the Transferred Customers) on the private label applications installed on the Colocation Hardware. The charges set forth on Exhibit A, Section 1(l), shall cover all aspects of these Remote and Migration Services.
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   m. Claimsnet will have the option to refer prospective new End Users who may be interested in utilizing the Claimsnet Services to ProxyMed in a manner mutually agreed upon by ProxyMed and Claimsnet. The referral fees set forth on Exhibit A, Section 1(m), shall cover all aspects of this Claimsnet Service.

2. ProxyMed Services.

   a. ProxyMed will process electronic commercial claims submitted by Claimsnet on behalf of Claimsnet's end users and partners (the "Claimsnet Customers") and shall pay Claimsnet rebates for such claims. Claims processed by the Claimsnet system through the member sites of ProxyMed and ProxyMed Partners are specifically excluded from this section. The rebates set forth on Exhibit B,
Section 1(a), shall cover all aspects of this ProxyMed Service.

   b. ProxyMed will process electronic non-commercial claims submitted by Claimsnet on behalf of Claimsnet Customers. Claims processed by the Claimsnet system through the member sites of ProxyMed and ProxyMed Partners are specifically excluded from this section. The charges set forth on Exhibit B,
Section 1(b), shall cover all aspects of this ProxyMed Service.

   c. ProxyMed will process paper claims submitted by Claimsnet on behalf of Claimsnet Customers. Claims processed by the Claimsnet system through the member sites of ProxyMed and ProxyMed Partners are specifically excluded from this section. The charges set forth on Exhibit B, Section 1(c), shall cover all aspects of this ProxyMed Service.

   d. ProxyMed will process patient statements submitted by Claimsnet on behalf of Claimsnet Customers. Statements processed by the Claimsnet system through the member sites of ProxyMed and ProxyMed Partners are specifically excluded from this section. The charges set forth on Exhibit B, Section 1(d), shall cover all aspects of this ProxyMed Service.


3. Transactions; Use of Services.

   a. Transactions. As used in this Agreement, the term "Services" shall either mean the ProxyMed Services or the Claimsnet Services, or both, depending on the context; and "Transaction Specifications" shall mean with respect to a party that party's Transaction specifications, data format and certification requirements and instructions, and payer data format and technical requirements. Each party shall provide its respective Services in connection with one or more of the following "Transactions": Commercial electronic claims processing, non-commercial electronic claims processing, electronic remittance advice transmission, paper claims processing, and patient statements. Each party acknowledges with respect to Transactions submitted by it to the other party that: (i) the other party's Services will reject any Transaction that fails to meet applicable Transaction Specifications (a "Non-Conforming Transaction") and
(ii) each recipient of the Transactions through the other party's Services has the right to reject any Non-Conforming Transaction.

   Each party reserves the right from time to time in its sole and exclusive judgment without liability to the other party or the other party's applicable customers, Partners or End-Users to suspend, revise, modify or update any part of the Services upon reasonable advance written notice to the other party. However, the parties agree to work together in good faith to accommodate regulatory or payer changes that necessitate modifications to the Services, any Transaction, or any applicable Transaction Specifications. Moreover, the parties agree to conform to changes in the Transaction Specifications for the applicable Services within fourteen (14) days after notice from the other party or within such shorter period of time as mandated by a payer.

   b. Use of Services. Each party shall use the other party's system, Services, and Transaction Specifications only in accordance with this Agreement and shall provide the other party with adequate information and cooperation and the necessary data in the proper format (as reasonably determined by the party) to enable the first party to properly furnish its Services. Each party agrees to be bound, to the same extent as the other party, by all applicable payer-imposed contractual obligations required for access to such payer. Each party acknowledges and agrees that, from time to time, such party may be required to give its written acknowledgment of certain payer-imposed obligations and/or to notify its customers or End-Users and obtain their written acknowledgment of same. This Agreement shall be subject to any payer-imposed obligation or any other form of requirement imposed by any payer on a party. Each party shall make no statement, representation or warranty to any of its customers, End-Users or any other third party regarding the other party's system, Services, or Transaction Specifications that derogates from the representation, disclaimers or liability limitations made by the other party in, or otherwise is inconsistent with, this Agreement.
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   c. No Obligation to Use Services. Claimsnet hereby acknowledges that ProxyMed may migrate the Transferred Customers off of Claimsnet's hosted system and onto the Hot-Site in ProxyMed's sole discretion; provided, however, notwithstanding any such migration, until the occurrence of an Escrow Release Event (as defined below), ProxyMed shall be obligated to pay any of the applicable service fees provided for herein, in addition to the Remote Services fee, with respect to the servicing by ProxyMed of any of its End-Users (including Transferred Customers) using the "claimsnet.com application", whether through Claimsnet's hosted system or the Hot Site.

4. Customer Support. Claimsnet will provide training and customer support to ProxyMed for the Claimsnet Services. The charges set forth on Exhibit A, Section 2, shall cover all aspects of the Claimsnet customer support. The parties agree that ProxyMed will provide all setup, mapping, training, and customer support to ProxyMed End Users and Partners.

   ProxyMed will provide customer support to Claimsnet for the ProxyMed Services. The charges set forth on Exhibit B, Section 2, shall cover all aspects of the ProxyMed customer support.

5. Grant of Limited License.

   a. Claimsnet hereby grants to ProxyMed a limited, royalty-free, non-transferrable (other than to a Buyer Assigneee (as defined in the Asset Purchase Agreement)), non-exclusive license to use and market the private label version of the "claimsnet.com application" proprietary software (the "Licensed Technology") solely in connection with the provision of the Claimsnet Services to ProxyMed's End Users (including the Transferred Customers) through the Hot Site, in accordance with the terms of this Agreement (hereinafter, the "Technology License"). The parties agree that the Technology License shall include a limited right of sublicense pursuant to which ProxyMed shall have the right to sublicense the Licensed Technology to the extent necessary to provide a customized application interface to subscribing Customers or End Users, which sublicense shall be governed by a form of agreement to be mutually agreed between Claimsnet and ProxyMed. Notwithstanding anything herein to the contrary, the Technology License shall be terminable by Claimsnet upon the occurrence of an event of default by ProxyMed pursuant to Section 13 of this Agreement.

   b. Upon the occurrence of an Escrow Release Event, Buyer's obligations to pay any of the service fees provided for herein incurred from and after the date of such Escrow Release Event shall terminate and the Technology License shall be automatically amended to become a perpetual, fully-paid, non-exclusive, royalty-free, non-transferrable (except to a Buyer Assignee that agrees in writing to be bound to the terms of this Agreement) license to use the Licensed Technology and to use, modify, maintain and update the source code for the Licensed Technology in such manner as may be necessary or appropriate to enable ProxyMed to use the Licensed technology for its intended purposes; provided, however, ProxyMed may only use the Licensed Technology to provide services to any End-User or Partner (including that Partner's end-users) then using the Licensed Technology.

   c. ProxyMed shall use its best efforts to market and promote the Claimsnet Services, and shall, at all times, act in good faith in the performance of the Agreement and shall not delay or otherwise forestall any sales of Claimsnet Services in anticipation of Escrow Release Event.

6. Title. The parties agree that, as between ProxyMed and Claimsnet, (i) Claimsnet shall have sole and exclusive ownership of, and all right, title, and interest in and to, the Claimsnet Services, its systems, and its Transaction Specifications, including documentation, all copies of all or portions of Claimsnet's other services or their documentation, and all modifications and enhancements to the Claimsnet Services, Claimsnet's other services or their documentation (including ownership of all copyrights and other intellectual property rights), and (ii) ProxyMed shall have sole and exclusive ownership of, and all right, title, and interest in and to, the ProxyMed Services, its systems, and its Transaction Specifications, including documentation, all copies of all or portions of ProxyMed's other services or their documentation, and all modifications and enhancements to the ProxyMed Services or ProxyMed's other services or their documentation (including ownership of all copyrights and other intellectual property rights). The web sites, address (URL's) and other property created by Claimsnet pursuant to this Agreement shall belong solely to Claimsnet.
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7. Intellectual Property. Neither party shall use the other party's logos, including possibly trademarks, trade names or other intellectual property (the "Logos"), except as agreed in advance in writing by the parties. If a party consents to the use of its Logos, the other party shall not use the Logos in any way, or otherwise make any representation, whether oral or written, that might confuse, mislead or deceive the public, that might be detrimental to the Logos, good name or slogans of the other party, or otherwise that might imply or suggest a relationship other than that of independent contractors, as set forth in this Agreement. If a party consents to the use of its Logos by the other party, the other party agrees that it will in no way modify, alter, conceal, remove or make any other modification to any Logos of the other party. Each party acknowledges and agrees that it has no right, title, or interest in any Logos of the other party. Each party's limited right to use the other party's Logos shall cease upon termination of this Agreement or otherwise upon five (5) days prior written notice from the other party if, in the reasonable judgment of such party, the other party is not using its Logos in conformity with the provisions of this Section 7 and such non-conforming use shall not, in the reasonable judgment of the party who owns such Logos, have been cured within such five-day period.

8. Online Agreement. The provisions of this Agreement are in addition to the provisions that each End User agrees to by way of enrollment and acceptance of the online agreement which shall be in a form mutually acceptable to the parties hereto (the "Online Agreement"). The parties agree to use best efforts to agree on a final form of Online Agreement as soon as practicable after the date hereof. It is understood that the Online Agreement shall not govern or control any aspect of the relationship between ProxyMed and Claimsnet, that the Online Agreement is attached hereto for informational purposes only, and that each and every End User is free to accept or reject the terms and conditions of such Online Agreement in their own discretion. End Users that reject the terms and conditions of the Online Agreement will not be authorized to utilize the Claimsnet Services.

9. Term and Termination. This Agreement is effective as of September 1, 2002 and shall continue for a period of five (5) years, unless otherwise terminated in accordance with this Agreement. This Agreement shall automatically renew for additional one (1) year periods, unless either party shall notify the other party in writing of its intention not to renew this Agreement at least 180 days prior to the date that this Agreement would otherwise renew, or unless terminated earlier by either party in writing in accordance with this Agreement.

10. Service Level Agreements. Claimsnet agrees to adhere to the Service Level agreements as stated in Exhibit D of this agreement.

11. Protection of Business. Pursuant to Section 6.7 of the Asset Purchase Agreement, the parties hereto shall enter into an escrow agreement at ProxyMed's expense, permitting access by ProxyMed to the Deposit Materials (as such term is defined in the Preferred Escrow Agreement of even date herewith by and among Claimsnet, ProxyMed and DSI Technology Escrow Services, Inc.) for the Licensed Technology in the event that Claimsnet (a) voluntarily files a Chapter 7 bankruptcy case under Title 11, United States Code, or (b) has an involuntary petition for a Chapter 7 case under Title 11, United States Code filed, which is not either dismissed or converted to a Chapter 11 case within sixty (60) days after the involuntary case was filed, or (c) announces publicly or in writing to one or more customers that it will permanently cease to support the "claimsnet.com" application, or (d) has an involuntary petition for a Chapter 11 case under Title 11, United States Code filed, which is not dismissed within sixty (60) days after the involuntary case was filed (each, an "Escrow Release Event"), so that ProxyMed can support Partners and End Users in accordance with
Section 5 of this Agreement with the same functionality and service that Claimsnet supported; provided that such access shall be permitted only if ProxyMed is not otherwise, or becomes otherwise, in default under this Agreement.

12. Representations and Warranties. Each party warrants (i) that the Services provided and the Transactions processed and delivered under this Agreement, in each case by such party, will be effected in a competent and professional manner; (ii) that the Services to be provided by such party will be provided and the Transactions to be processed and delivered by such party, will be processed and delivered substantially in accordance with the Transaction Specifications; and (iii) that all Transactions it submits to the other party shall be valid, complete, true and accurate. The party providing such warranty (the "Warranty Party") will use commercially reasonable efforts to (i) recreate any affected Transaction data or files; (ii) repair the Warranty Party's Services to remedy any reproducible error; or (iii) in the case of transmission errors, retransmit the faulty Transactions, in each of the foregoing, upon written notice to the Warranty Party by the other party thereof within ninety (90) days from the Warranty Party's breach of warranty. Each party's Customers, End-Users or Partners, as applicable, are not intended nor implied third party beneficiaries under this Agreement.

13. Default and Remedies.

    a. Either party will be in default upon (1) non-payment of any amount due under this Agreement and the continuation of nonpayment for a period of ten (10) days after written notice of non-payment has been given to the breaching party;
(2) failure in any material respect to perform any obligation or breach of any warranty or representation in this Agreement, and the continuation thereof, for a period of thirty (30) days after written notice of such failure or breach; or
(3) dissolution, insolvency, appointment of a receiver, trustee, conservator or guardian, assignment for the benefit of creditors, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the defaulting party.

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    b. In the event of default, the non-defaulting party may recover damages and suspend or terminate this Agreement or any Services, and be entitled to any other remedy existing at law or in equity, except as expressly limited herein.

    c. All remedies are cumulative and may be pursued concurrently or separately. Pursuit of one remedy is not an election of remedies or a waiver of another remedy. Delay or failure to pursue a remedy will neither waive the remedy nor modify the terms of this Agreement.

14. Patient Identifiable Information. Each party agrees to treat as strictly confidential all "protected health information" ("PHI") (as defined under HIPAA) in accordance with the applicable state and federal laws and regulations, including the Health Insurance Portability and Accountability Act of 1996, as amended, and any regulations promulgated thereunder ("HIPAA"). . Each party acknowledges that it is aware, and will advise its representatives who are informed of the matters that are the subject of this Agreement, that the laws of the United States and of individual States prohibit any person who has received PHI from using or further disclosing such PHI other than as permitted or required by this Agreement or as permitted or required by law. Each Party may use such PHI (i) for the proper management and administration of its respective business or; (ii) to provide data aggregation services relating to the health care operations of the other Party; or (iii) as required or permitted by law. Each party shall (i) use appropriate safeguards to prevent use or disclosure of PHI other than as provided for by this Agreement; (ii) report to the other party any use or disclosure of PHI not provided for by this Agreement of which it becomes aware; (iii) ensure that any agents, including a subcontractor, to whom it provides PHI agrees to the same restrictions and conditions that apply to each party with respect to such PHI; (iv) to the extent it exists and is accessible make available PHI in accordance with 45 CFR 164.524; (v) to the extent it exists and is accessible make available PHI for amendment and incorporate any amendments to PHI in accordance with 45 CFR 164.526; (vi) to the extent it exists and is accessible make available the information required to provide an accounting of disclosures in accordance with 45 CFR 164.528; (vii) to the extent required by law make its internal practices, books, and records relating to the use and disclosure of PHI received from the other party, or created or received by one party on behalf of the other party, available to the Secretary of the United States Department of Health and Human Services for purposes of determining the other party's compliance with 45 CFR 164.504(e); and
(viii) at the termination of this Agreement, if feasible, return or destroy all PHI received from the other party, or created or received by each party on behalf of the other party, that each party still maintains in any form and retain no copies of such PHI or, if such return or destruction is not feasible, extend the protections of this Agreement to the PHI and limit further uses and disclosures to those purposes that make the return or destruction of the PHI infeasible.

15. Confidential Information.

    a. All proprietary information (other than PHI, which shall be protected in accordance with HIPAA) disclosed by either party to the other in connection with this Agreement ("Confidential Information"), shall be protected by the recipient party from disclosure to others. All standard software logic provided by either party under this Agreement is herein identified as proprietary to the disclosing party and may not be copied or used in any way other than as specifically authorized in this Agreement. Any software or data and related documentation furnished by either party in connection with this Agreement is identified as proprietary to the disclosing party, but may be retained by the receiving party until performance under this Agreement is completed or until this Agreement is terminated, at which time all proprietary information previously disclosed, and all copies thereof, shall be returned to the respective disclosing party upon request. Except as specifically set forth herein, neither party grants any rights to or in any of such party's Confidential Information.

    b. ProxyMed and Claimsnet each acknowledges that all Confidential Information disclosed by either party to the other party, or which comes to the attention of one of the parties, its employees, officers, and agents, constitutes a valuable asset. Therefore, ProxyMed and Claimsnet agree to hold such information in confidence and shall not, except in the performance of the duties under this Agreement or with the express prior written consent of the other party, disclose or permit access to any such information to any person, firm or corporation other than persons, firms or corporations authorized by the disclosing party, and ProxyMed and Claimsnet shall cause their officers, employees, agents, and representatives to take such action as shall be necessary or advisable to preserve and protect the confidentiality of such information. Both parties hereby covenant to immediately notify the other of any known breach of disclosure in connection with the other's Confidential Information and to provide reasonable assistance to the other in remedying the breach or mitigating the resulting damages. The foregoing notwithstanding, the parties' obligations under this Section 12 shall not apply to information supplied that (i) is or becomes available to the public through no wrongful act of the receiving party;
(ii) is known to the receiving party through no wrongful act of the receiving party or a third party of which the receiving party is aware prior to the receipt thereof from the disclosing party; (iii) is received from a third party without restriction; (iv) is disclosed pursuant to a requirement or request of a government agency; or (v) is independently developed by the receiving party.
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16. Limitation of Liability/Recovery.

    a. THE PARTIES' ONLY REPRESENTATIONS AND WARRANTIES ARE THOSE SET FORTH IN
SECTION 12 OF THIS AGREEMENT, AND BOTH PROXYMED AND CLAIMSNET EXPLICITLY DISCLAIM ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE IN CONNECTION WITH THAT PARTY'S SYSTEM, SERVICES, TRANSACTION SPECIFICATIONS OR THIS AGREEMENT. NEITHER PARTY WARRANTS THAT ITS SYSTEM, TRANSACTON SPECIFICATIONS OR SERVICES WILL MEET THE OTHER PARTY'S OR ANY OF ITS CUSTOMERS, END-USERS' OR PARTNERS' REQUIREMENTS OR OPERATE UNINTERRUPTED OR ERROR FREE.

    b. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOSS OF PROFIT, OR FOR SPECIAL OR CONSEQUENTIAL DAMAGES, OR FOR ANY OTHER INDIRECT DAMAGES, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. In no event will EITHER PARTY be liable TO THE OTHER for loss or damages resulting, directly or indirectly, in whole or in part, from errors, omissions, insolvency or other fault or circumstance attributable to any third party. THE FOREGOING EXCLUSION OF LIABILITY REPRESENTS THE ALLOCATION OF RISK OF FAILURE BETWEEN THE PARTIES AS REFLECTED IN THE PRICING HEREUNDER AND IS AN ESSENTIAL ELEMENT OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES.

    c. EITHER PARTY'S AGGREGATE LIABILITY UNDER THIS AGREEMENT (OTHER THAN FOR FEES THEN-OWING) AND WITH RESPECT TO EACH PARTY'S SERVICES AND MATERIALS FURNISHED HEREUNDER (WHETHER UNDER CONTRACT, TORT OR ANY OTHER THEORY OR LAW OR EQUITY) SHALL NOT EXCEED UNDER ANY CIRCUMSTANCES, WITH RESPECT TO EACH PARTY, SEVEN HUNDRED THOUSAND DOLLARS (US$700,000). THE FOREGOING LIMITATION OF LIABILITY REPRESENTS THE ALLOCATION OF RISK OF FAILURE BETWEEN THE PARTIES AS REFLECTED IN THE PRICING HEREUNDER AND IS AN ESSENTIAL ELEMENT OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES.

    d. Notwithstanding the foregoing, no limitation of damages contained in this Agreement shall apply to or in any manner limit any action based on a party's infringement of a third party's U.S. intellectual property rights (such as, copyrights, trademarks, service marks, trade names or other proprietary rights) with respect to the Services.

    e. Due to the nature of the services being performed by the parties, it is agreed that in no event will a party be liable for any claim, loss, liability, correction, cost, damage or expense otherwise caused by its performance or failure to perform hereunder which is not reported by the other party within twelve (12) months of such failure to perform.

17. Mutual Indemnification Rights.

    a. Each party hereby agrees to indemnify, save and hold the other party harmless from and against any loss, claim, demand, action or expense (including reasonable attorneys' fees) (singularly or collectively, a "Claim") arising out of any third party demands asserted against the other party to the extent that such a Claim is based upon a breach of any of the first party's obligations under this Agreement, or pertains to the infringement of U.S. copyrights, trademarks, or patents arising from the other party's use, as authorized by the first party, of its system, Transaction Specifications, Services or any proprietary programs supplied by the first party for the other party's use under this Agreement.

    b. The indemnification obligations contained in Section 17(a) shall be conditioned upon the indemnifying party's receiving: (i) prompt written notice of any Claim for which indemnification is sought, (ii) full control of the defense or settlement of that Claim, and (iii) reasonable cooperation in the defense or investigation of that Claim by the party seeking indemnification. The party seeking indemnification shall have the right to participate in the defense of the Claim at its option and expense. Should the indemnifying party fail to honor a timely request for indemnification, then the indemnified party shall be entitled to all costs (including reasonable attorneys' fees) incurred in the enforcement of the right of indemnification hereunder when such enforcement results in a legal judgment in its favor or an acknowledgment by the indemnifying party that the claimed indemnification is valid in a settlement of such Claim.

    c. No compromise or settlement of a Claim may be effected by the indemnifying party without the indemnified party's written consent, unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person by the indemnified party; (ii) there is no adverse impact on any other Claim that may be made by or against the indemnified party, (iii) the sole relief provided is monetary damages that are paid in full by the indemnifying party, and (iv) the compromise or settlement contains, as an unconditional term thereof, the giving by the claimant or the plaintiff of the indemnified party a release from all liability in respect of such Claim. The indemnified party shall have no liability with respect to any compromise or settlement of any Claim effected without its written consent.

    d. In the event that a party's system, Services, Transaction Specifications or proprietary programs supplied hereunder become, or in such party's opinion, be likely to become, the subject of a claim of infringement, as set forth in
Section 17(a) above, such party shall have the right, at its option and expense, either to (i) procure for the other party the right to continue using the affected system, Services, Transaction Specifications or proprietary programs, or (ii) replace or modify the same so that they become non-infringing and functionally equivalent, or (iii) terminate, without any obligations, the other party's use of the affected system, Services, Transaction Specifications or proprietary programs.

18. Miscellaneous.

    a. Notices and Communications. Except as otherwise specifically provided herein, any notice required or permitted to be sent by this Agreement will be in writing and will be (i) delivered by hand; (ii) sent by fax (if the receiving machine confirms receipt through answerback and the sending machine prints a paper copy of the answerback message); or (iii) mailed by registered, certified or other prepaid, receipted delivery service, return receipt requested, to the address or fax number provided by this Agreement. Complying notices will be effective (a) when delivered by hand; (b) when sent by fax; (c) three (3) business days after deposited in the mail in the manner required above, with proper postage prepaid; or (d) one (1) business day after deposited with the delivery service. Notices will be addressed as follows or as from time to time directed in writing by either party by notice given hereunder:

         To Claimsnet:             Claimsnet.com Inc.
                                   12801 No. Central Expressway, Suite 1515
                                   Dallas, Texas   75248
                                   Attention:  Paul Miller, President and CEO

            with a copy to:        Reitler Brown, LLC
                                   800 3rd Avenue, 21st Floor
                                   New York, New York 10022
                                   Attention: Mr. Bob Brown

         To ProxyMed:              ProxyMed, Inc.
                                   2555 ProxyMed Road, Suite 110
                                   Fort Lauderdale, Florida   33317
                                   Attention:  Nancy J. Ham, President and COO

            with a copy to:        ProxyMed, Inc.
                                   2555 ProxyMed Road, Suite 110
                                   Fort Lauderdale, Florida 33317
                                    Attention: In-House Counsel

    b. Modification. This Agreement may not be altered, amended or modified, except by formal agreement in writing signed by duly authorized representatives of both parties, except as expressly provided herein. Approvals can only be given in writing by a duly authorized representative of the applicable party. Only a vice president or higher officer of a party can be an authorized representative of such party.

    c. No Solicitation. During the term of this Agreement and for one (1) year after this Agreement is terminated, if either party solicits, directly or indirectly, or encourages anyone to solicit, directly or indirectly, any customer, end-user or partner from whom the other party has obtained an end-user agreement, customer agreement or partner agreement, as the case may be, for the products and services which are the subject matter of this Agreement, to terminate or replace the aforesaid agreements, as the case may be, or otherwise affect any customer, end-user's or partner's use of the Services in any manner including, without limitation, promoting any competing Services or software product, then (i) in the case of a violation by Claimsnet, Claimsnet's rights to any rebates shall cease immediately, and ProxyMed shall be entitled to any damages that it may be able to prove at law or in equity, or (ii) in the case of a violation by ProxyMed, Claimsnet may elect to terminate ProxyMed's license of Claimsnet's "claimsnet.com" application immediately, and Claimsnet shall be entitled to any damages that it may be able to prove at law or in equity, in each case subject to the limitation on liability set forth in Section 16(c) above. Each party agrees that it shall not directly or indirectly through others solicit for employment or hire any employee of the other party during any term or extension of this Agreement. Former employees shall not be solicited or hired by the other party for a period of six (6) months after such employee's termination.

    d. Waiver or Delay. Any waiver or delay in the exercise by a party of its right to terminate or enforce any provision of this Agreement for any breach by the other party will not prejudice such party's right of termination or enforcement for such breach or any further, continuing or other breach by the other party.

    e. Severability. If any provision of this Agreement is, for any reason, held unenforceable or invalid in any respect under the laws of any jurisdiction where enforcement is sought, the invalidity or unenforceability will not affect: (i) any other provision of this Agreement and this Agreement will be construed as if such unenforceable or invalid provision was not contained herein; and (ii) enforcement or validity of such provision in any other jurisdiction.

    f. Governing Law. This Agreement will be construed and enforced in accordance with the laws of Texas as applied to contracts entered into in and performed in Texas between Texas residents.

    g. Headings. The section headings of this Agreement are for convenience only and will neither be considered a part of, nor affect the construction or interpretation of, any provision of this Agreement.

    h. Compliance with Laws. Each party will comply with any applicable federal, state, local or other governmental laws and regulations or industry practices in connection with their respective rights and obligations under this Agreement.

    i. Relationship. The relationship of ProxyMed and Claimsnet established by this Agreement is and at all times will remain one of independent contractors, and except for the rights of either party hereunder, neither party will at any time or in any way represent itself as being an agent or other representative of the other party or as having authority to assume or create obligations or otherwise act in any manner on behalf of the other party.

    j. Interpretation. The parties hereto acknowledge and agree that they have each had the benefit of counsel and participated in the drafting of this Agreement. Therefore, the rule of law which provides that if an ambiguity is found to exist in an agreement, the ambiguity is construed against the party who drafted the agreement, shall not apply to the interpretation of this Agreement.

    k. Arbitration. Except for disputes relating to Sections 5, 6, 7 and 11 of this Agreement, any and all other disputes or controversies that shall arise under or in connection with this Agreement or in any other way relate to this Agreement, including its termination, shall be submitted to a panel of three arbitrators (one arbitrator if the amount in dispute in less than $50,000) under the Commercial Rules for Arbitration of the American Arbitration Association then in effect (or the Expedited Rules if the dispute is less than $50,000). The parties hereby acknowledge that the United States Arbitration Act (9 USC ss.ss.1-16) takes precedence over any state arbitration statutes, rules and regulations. Each of the arbitrators shall be qualified and experienced in the computer system licensing agreements, with at least one arbitrator also being a licensed attorney. The arbitrator(s) must base their determination solely on the terms and conditions of this Agreement and the laws in the State of Texas. The arbitrator(s) shall have the authority to award any remedies that a court may order or grant, except that they will have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not in any event make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Arbitration shall be held in the forum jurisdiction of the defendant. The parties hereby agree to accept service of process at its principal office address and agree to the personal jurisdiction, forum and venue as set out herein. Both parties expressly covenant and agree to be bound by the decision of the arbitrator(s) as the final determination of the matter in dispute. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party will be responsible for its own attorneys' fees and expenses.

    l. Assignment or Transfer. This Agreement shall not be assigned by either party, in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; except that ProxyMed may assign this Agreement to a parent, affiliate, subsidiary, successor-in-interest or in connection with an acquisition, merger, or sale of substantially all its assets or any business unit, so long as the assuming party remains liable for all fees due and owing through the assignment date. Any attempted assignment not permitted hereunder shall be void and shall be deemed a material breach of this Agreement.

    m. Force Majeure. Neither party shall be liable to the other for failure or delay in the performance of a required obligation if such failure or delay is caused by an act of any federal, state or local governmental authority, act of God, acts of terrorism, loss of communication, delay of the other party or third parties, strike, riot, fire, flood, lightning, electrical power failure, natural disaster or other similar cause beyond its control. Written notice within thirty
(30) days of any such condition shall be provided by the party whose performance hereunder has failed or been delayed as a result of force majeure hereunder to the other party. Either party may terminate this Agreement if such force majeure continues for a period of ninety (90) days.

    n. Public Announcements. Subject to applicable legal requirements, neither party may use the other party's name in any press releases, promotions, marketing or advertising without obtaining the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

    o. Integration. This Agreement constitutes the entire agreement of the parties and supersedes any other agreement or understanding, written or oral, that may have been made or entered into with regard to the subject matter hereof by ProxyMed or Claimsnet.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


PROXYMED, INC.                                 CLAIMSNET.COM, INC.


By:  /s/ Nancy J. Ham                          By:  /s/ Paul W. Miller
---------------------------------------        --------------------------------

Print Name: Nancy J. Ham                       Print Name:  Paul W. Miller
---------------------------------------        --------------------------------


Title:      President and COO                  Title:       President and CEO
---------------------------------------        --------------------------------


Date        September 11, 2002                 Date         September 11, 2002
---------------------------------------        --------------------------------

                                    Exhibit A

                  CLAIMSNET SERVICES PRICING AND PAYMENT TERMS

1.     Claimsnet Services.

a.       Modification  of ProxyMed's web site and changing the  No charge
         current  Claimsnet   application  to  a  private  label
         application for the Transferred Customers to access

b.       Rights to market co-branded partner sites              $; one-time charge

         Co-branded ProxyMed Partner web site                   $; one-time charge, per site

         Co-branded ProxyMed Partner registration site only     $; one-time charge, per site

c. Direct data entry and online error correction No charge functionality, when generally available

d.       Transaction processing fees                            # Transactions per month            Fee
                                                                ------------------------            ---
                                                                1st 50,000                          $
                                                                2nd 50,000                          $
                                                                3rd 50,000                          $
                                                                4th 50,000                          $
                                                                All others                          $

e.       Addition  of  new  payer  to  ProxyMed   payer  table  $; one-time charge
         utilizing default edit set

f.       Daily claim transmissions                              No charge

g.       Patient statement file transmissions                   $    per statement (1st page only)

h.       Electronic remittance advice transmission              $    per claim

i.       ProxyMed EDI report posting

j.       Technical services, as requested                       $    per hour, plus travel

k.       Gateway services                                       As mutually agreed on a case-by-case
                                                                basis
l.       Hot-Site Migration Services                            $      (one-time charge), plus
                                                                Claimsnet's T&E (only if booked or
                                                                approved in advance by ProxyMed)
         Remote Services                                        $
m.       Referral  services  --  Only  applies  for so long as
         the referred client goes into production as a ProxyMed
         User on the ProxyMed private label Claimsnet processing system.


2.       Claimsnet Customer Support.

a.       Claimsnet  will provide five (5) days of training for  No charge, except travel reimbursement
         ProxyMed personnel                                     (only if booked by ProxyMed or otherwise
                                                                approved in writing in advance).


         Additional training, as requested                      $95 per hour, plus travel

b.       Second level customer support to ProxyMed personnel    No charge

3. Payment Terms.

All payments to Claimsnet are due net thirty (30) days from the date of invoice to ProxyMed. In the event the ProxyMed payment to Claimsnet is 30 days overdue, upon Claimsnet notification of ProxyMed, including e-mail and telephone contact to ProxyMed's designated contact, Claimsnet may interrupt service until complete payment is made in full for all outstanding balances. If payment is 60 days overdue, upon Claimsnet notification of ProxyMed, including e-mail and telephone contact to ProxyMed's designated contact, Claimsnet may terminate service. If service is interrupted or terminated, a reconnection fee may be charged for up to an additional 50% of all amounts due to Claimsnet from ProxyMed at time of interruption or termination. Notwithstanding anything herein to the contrary, ProxyMed shall not be required to make any payments to Claimsnet under this Agreement during the period commencing when ProxyMed has provided all of the requisite space, hardware, software (other than the Licensed Technology) and other materials necessary to permit Claimsnet to provide the migration services set forth in Section 1(l) of the Agreement until such date (the "Activation Date") as the Hot-Site is operational and capable of effectively servicing the Transferred Customers in substantially the same manner in which they were serviced by Claimsnet prior to the execution of this Agreement; provided, however, that the foregoing period of non-payment shall not affect the accrual of amounts due under the Agreement, only the timing of payment, which accrued amounts shall become due and payable on the later to occur of (i) the Activation Date; and (ii) thirty days from the date of invoice to ProxyMed.

4. Price Increases.

Upon each anniversary of the Effective Date, Claimsnet shall have the right to increase the pricing herein by an amount not greater than the amount of increase in the Consumer Price Index, All Urban Consumers over the previous twelve months.

                                    Exhibit B

                   PROXYMED SERVICES PRICING AND PAYMENT TERMS


1. ProxyMed Services.

a. Transaction processing rebates to Claimsnet                                     Par       Non-Par
   for commercial electronic claims                                               Payer      Payer
                                                            # Claims per month     Fee        Fee
                                                            ------------------     ---        ---
                                                            1 - 50,000             $           $
                                                            50,001 - 70,000        $           $
                                                            70,001 & above         $           $

b. Transaction processing fees to ProxyMed for              # Transactions per month           Fee
   non-commercial electronic claims                         ------------------------           ---
                                                            1 - 50,000                         $
                                                            50,001 - 100,000                   $
                                                            100,001 - 150,000                  $
                                                            150,001 - 200,000                  $
                                                            200,001 & above                    $

c. Transaction processing fees to ProxyMed for              $. per claim
   paper claims (includes a laser printed claim
   form and first class postage)

d. Transaction processing fees to ProxyMed for              # Transactions per month           Fee
   patient statements (includes a laser printed             ------------------------           ---
   statement, return envelope, and first class              1 - 10,000                         $
   postage)                                                 10,001 - 25,000                    $
                                                            25,001 - 40,000                    $
                                                            40,001 & above                     $

   Patient statement second pages and                       $. each
   submitter-supplied inserts.

2. ProxyMed Customer Support.

a. Second level customer support to Claimsnet No charge personnel


3. Payment Terms.

All payments to ProxyMed are due net thirty (30) days from the date of invoice to Claimsnet. In the event the Claimsnet payment to ProxyMed is 30 days overdue, upon ProxyMed notification of Claimsnet, including e-mail and telephone contact to Claimsnet's designated contact, ProxyMed may interrupt service until complete payment is made in full for all outstanding balances. If payment is 60 days overdue, upon ProxyMed notification of Claimsnet, including e-mail and telephone contact to Claimsnet's designated contact, ProxyMed may terminate service. If service is interrupted or terminated, a reconnection fee may be charged for up to an additional 50% of all amounts due to ProxyMed from Claimsnet at time of interruption or termination.

4. Price Increases.

Upon each anniversary of the Effective Date, ProxyMed shall have the right to increase the pricing herein by an amount not greater than the amount of increase in the Consumer Price Index, All Urban Consumers over the previous twelve months. Upon an increase by the U.S. Postal Service for first class postage, ProxyMed shall have the right to increase the pricing set forth in Section 1(d), above, for first page patient statements and paper claims by an amount equal to the increase in the first class postage rate.